Exhibit 99.2

Intel Corporation 2200 Mission College Blvd. Santa Clara, CA 95054-1549

Intel Names Michelle Johnston Holthaus Executive Vice President and

General Manager of Client Computing Business

SANTA CLARA, Calif., Jan. 10, 2022 – Intel Corporation today announced that Executive Vice President (EVP) Michelle Johnston Holthaus will lead the company’s Client Computing Group (CCG).

A 25-year Intel veteran, Holthaus brings a deep understanding of Intel’s customers and the client computing business based on her current role as EVP and general manager of the Sales, Marketing and Communications Group, a role she has held since 2017, and her previous experience as the head of global client computing sales. Earlier roles in Holthaus’ tenure include leadership of the Microsoft global account team; management of channel products; central marketing and operations for the PC client group; and management of the reseller product group. Holthaus joined Intel in 1996.

“Michelle’s track record of success driving global sales and revenue for the last five years, combined with her profound understanding of the client computing business and trusted relationships across the entire industry, make her a natural choice to lead our largest business,” said Pat Gelsinger, Intel CEO. “Michelle is a proven leader who embodies Intel’s values, and I look forward to partnering with her in this new capacity as we drive innovation and unquestioned product leadership across the client business.”

In her new role, Holthaus will be responsible for all aspects of running and growing the client business, including strategy, financial performance and product development for the full portfolio of client technologies and platforms designed to enable exceptional personal computing experiences.

“I am thrilled to take on leadership of Intel’s Client Computing Group, an organization with immense talent and long history of delivering leadership products and platforms that create vibrant, open ecosystems,” Holthaus said. “We have a tremendous opportunity to build on past successes – and even accelerate our pace as we continue to enable our customers and partners to elevate PC experiences.”

Holthaus replaces EVP Gregory Bryant (“GB”), who will leave the company at the end of January for a new opportunity. Since joining Intel in 1992, Bryant has held numerous roles, including most recently as general manager of the Client Computing Group and previously as the general manager of Intel’s Asia Pacific and Japan region. He led the teams responsible for co-engineering and delivering Intel’s leading consumer and commercial PC platforms, including Intel® Evo™ and Intel vPro® platforms.

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Gelsinger added: “I want to thank GB for his outstanding leadership and 30 years of service at Intel, which has seen five consecutive years of business growth and, most recently, the successful launch of the 12th Gen Intel® Core™ family. We wish him all the best in his next endeavor.”

Holthaus will transition to her new role over the coming months as a search for the new leader of Intel’s sales, marketing and communications organization is underway.

About Intel

Intel (Nasdaq: INTC) is an industry leader, creating world-changing technology that enables global progress and enriches lives. Inspired by Moore’s Law, we continuously work to advance the design and manufacturing of semiconductors to help address our customers’ greatest challenges. By embedding intelligence in the cloud, network, edge and every kind of computing device, we unleash the potential of data to transform business and society for the better. To learn more about Intel’s innovations, go to newsroom.intel.com and intel.com.

© Intel Corporation. Intel, the Intel logo and other Intel marks are trademarks of Intel Corporation or its subsidiaries. Other names and brands may be claimed as the property of others.

CONTACTS:	William Moss	Tony Balow
	Corporate Communications	Investor Relations
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	william.moss@intel.com	tony.balow@intel.com